Filed Pursuant to Rule 433

Registration No. 333-175818

Issuer Free Writing Prospectus dated May 28, 2013

Relating to Prospectus dated July 27, 2011 and

Preliminary Prospectus Supplement dated May 28, 2013

$2,850,000,000

Senior Notes Offering

Pricing Term Sheet

May 28, 2013

	1.75% Senior Notes due 2018	3.25% Senior Notes due 2023	4.75% Senior Notes due 2043
Issuer:	Northrop Grumman Corporation	Northrop Grumman Corporation	Northrop Grumman Corporation

Expected Ratings:(1)

Moody’s Investors Service, Inc.	Baa2 (Outlook: Stable)	Baa2 (Outlook: Stable)	Baa2 (Outlook: Stable)

Standard & Poor’s Ratings Services	BBB (Outlook: Stable)	BBB (Outlook: Stable)	BBB (Outlook: Stable)

Fitch Ratings, Ltd.	BBB+ (Outlook: Negative)	BBB+ (Outlook: Negative)	BBB+ (Outlook: Negative)

Principal Amount Offered:	$850,000,000	$1,050,000,000	$950,000,000

Pricing Date:	May 28, 2013	May 28, 2013	May 28, 2013

Settlement Date (T + 3):	May 31, 2013	May 31, 2013	May 31, 2013

Maturity Date:	June 1, 2018	August 1, 2023	June 1, 2043

Benchmark Treasury:	0.625% due 4/30/2018	1.750% due 5/15/2023	3.125% due 2/15/2043

Benchmark Treasury Price / Yield:	98-05 1/4 / 1.008%	96-10+ / 2.162%	96-19 / 3.306%

Spread to Benchmark Treasury:	+80 basis points	+115 basis points	+145 basis points

Yield to Maturity:	1.808%	3.312%	4.756%

Coupon:	1.750%	3.250%	4.750%

Day Count Convention:	30 / 360	30 / 360	30 / 360

	1.75% Senior Notes due 2018	3.25% Senior Notes due 2023	4.75% Senior Notes due 2043
Price to Public: (2)	99.724%	99.462%	99.904%

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2013	February 1 and August 1, commencing February 1, 2014	June 1 and December 1, commencing December 1, 2013

Record Dates:	May 15 and November 15	January 15 and July 15	May 15 and November 15

Optional Redemption:	At any time at a discount rate of the Adjusted Treasury Rate +15 basis points	At any time at a discount rate of the Adjusted Treasury Rate +20 basis points	At any time at a discount rate of the Adjusted Treasury Rate +25 basis points

CUSIP/ISIN:	666807BF8 / US666807BF88	666807BG6 / US666807BG61	666807BH4 / US666807BH45

Denominations:	$2,000 and multiples of $1,000 in excess thereof	$2,000 and multiples of $1,000 in excess thereof	$2,000 and multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBS Securities Inc. Wells Fargo Securities, LLC Deutsche Bank Securities Inc. Goldman, Sachs & Co.	Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBS Securities Inc. Wells Fargo Securities, LLC Deutsche Bank Securities Inc. Goldman, Sachs & Co.	Citigroup Global Markets Inc. J.P. Morgan Securities LLC RBS Securities Inc. Wells Fargo Securities, LLC Deutsche Bank Securities Inc. Goldman, Sachs & Co.
Senior Co-Managers:	BNP Paribas Securities Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc.	BNP Paribas Securities Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc.	BNP Paribas Securities Corp. Merrill Lynch, Pierce, Fenner & Smith Incorporated Credit Suisse Securities (USA) LLC Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc.
Co-Managers:

ANZ Securities, Inc.

Banca IMI S.p.A.(3)

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC(4)

Danske Markets Inc.

Drexel Hamilton, LLC

Lloyds Securities Inc.

Mischler Financial Group, Inc.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Capital Markets Limited

The Williams Capital

Group, L.P.

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

ANZ Securities, Inc.

Banca IMI S.p.A.(3)

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC(4)

Danske Markets Inc.

Drexel Hamilton, LLC

Lloyds Securities Inc.

Mischler Financial Group, Inc.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Capital Markets Limited

The Williams Capital

Group, L.P.

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

ANZ Securities, Inc.

Banca IMI S.p.A.(3)

Barclays Capital Inc.

BNY Mellon Capital Markets, LLC(4)

Danske Markets Inc.

Drexel Hamilton, LLC

Lloyds Securities Inc.

Mischler Financial Group, Inc.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SMBC Nikko Capital Markets Limited

The Williams Capital

Group, L.P.

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

(1)

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. An explanation of the significance of ratings may be obtained from the ratings agencies. Generally, ratings agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. Each of the expected security ratings above should be evaluated independently of any other security rating.

(2)	Plus accrued interest, if any, from May 31, 2013.

(3)

Banca IMI S.p.A. is not a U.S. registered broker-dealer, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

(4)	An affiliate of this underwriter will be the trustee for these notes and is the trustee for other notes issued by Northrop Grumman Corporation or its subsidiaries.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling one of the numbers listed below:

Citigroup Global Markets Inc.	J.P. Morgan Securities LLC	RBS Securities Inc.	Wells Fargo Securities, LLC
(800) 831-9146 (toll free)	(212) 834-4533 (collect)	(866) 884-2071 (toll free)	(800) 326-5897 (toll free)

	Deutsche Bank Securities Inc.	Goldman, Sachs & Co.
	(800) 503-4611 (toll free)	(866) 471-2526 (toll free)

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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